
                                  EXHIBIT 11

                                 AIRGAS, INC.

                        EARNINGS PER SHARE CALCULATIONS

                                   Three Months Ended
                                        June 30,
                                   1995           1994
                                   ____           ____
Adjustment of Weighted Average
Shares Outstanding:

Shares of common stock
outstanding
- weighted                       30,945,000  31,121,000

Net common stock equivalents      1,631,000   1,698,000
                                 __________  __________
 Adjusted shares outstanding     32,576,000  32,819,000
                                 ==========  ==========

Net earnings                    $ 9,454,000 $ 6,789,000
                                 ==========  ==========

Primary and fully diluted
 Earnings Per Share             $       .29 $       .21
                                 ==========  ==========

Earnings per share amounts were determined using the treasury stock method. This method assumes the exercise of all dilutive outstanding options and warrants and the use of the aggregate proceeds therefrom to acquire the Company's outstanding common stock. Net earnings were divided by the weighted average number of shares outstanding adjusted for the assumed exercise of the options and warrants outstanding and repurchase of common stock to calculate per share amounts.